EXHIBIT 99.1

                      Exhibit to Current Report on Form 8-K

                     Letter of resignation by Marco Messina

     The following is the text of an email message received by the officers of the Registrant after the close of business on Friday, August 5, 2005:

     "Stan
     "since the Executive Committee (EC) of the Board of Bestnet was created several months ago, not a single meaningful piece of information was distributed to the directors outside the EC regarding BestNet and its management, which probably was the intent of creating the EC. Under the circumstances directors outside the EC cannot discharge their duties of due diligence and oversight. Whether this serves all shareholders well or whether benefits specific insiders is a matter that I suppose will be best addressed in another forum. Effective immediately I resign my membership in the Board of Directors and request that as a matter of full disclosure, the above text be cited verbatim in any announcement made regarding my resignation. "Regards "Marco Messina"

          Registrant's Response to the Aforesaid Letter of Resignation

     1. Since the formation of the Executive Committee minutes of all of its meetings have been sent by email, as a matter of routine, to all members of the Board of Directors.

     2. During that period of time, Mr. Messina made one request for information and that concerned the status of discussions relative to a proposed transaction in which he would have a pecuniary interest (in the nature of a finder's fee) upon its consummation. The requested information was furnished to him by the Registrant's Chief Executive Officer in a telephone conversation.

     3. Three members of the Board of Directors were appointed to the Executive Committee; two were not. The Registrant's Bylaws provide that a special meeting of the Board of Directors may be called by two directors of the Registrant. No such action was ever taken by Mr. Messina and the other Director (who resigned on July 6, 2005) who was not a member of the Executive Committee or by any other Directors.